Exhibit 10.22

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of [                ] (the “Effective Date”), by and between TravelCenters of America LLC, a Delaware limited liability company (the “Company”), and [                ] (“Indemnitee”).

WHEREAS, Indemnitee currently serves as a [                ] of the Company and may, in connection therewith, be subjected to claims, suits or proceedings arising from such service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as such [                ], the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the maximum extent permitted by law as hereinafter provided; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.          Definitions.  For purposes of this Agreement:

(a)       “Bylaws” means the Company’s Amended and Restated Bylaws, as they may be amended from time to time.

(b)       “Change in Control” means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if after the Effective Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of all the Company’s then-outstanding securities entitled to vote generally in the election of directors without the prior approval of at least two-thirds of the members of the Board of Directors of the Company (the “Board of Directors”) in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the Board of Directors then in office, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (a)(ii) of this Section 1, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

(c)       “Corporate Status” means the status of a person who is or was a director, trustee, manager, officer, partner or agent of the Company or a predecessor of the Company and the status of a person who, while a director, trustee, manager, officer, partner or agent, is or was serving at the request of the Company or a predecessor of the Company as a director, trustee, manager, officer, partner or agent of another foreign or domestic real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

(d)       “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification and/or advance of Expenses is sought by Indemnitee.

(e)       “Expenses” means all expenses, including, but not limited to, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(f)        “Independent Counsel” means a law firm, or a member of a law firm, selected by the Indemnitee and reasonably acceptable to the Company, that is experienced in matters of business law and that neither is, nor in the past two years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees of the Company under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder.

(g)       “Limited Liability Company Agreement” means the Company’s Amended and Restated Limited Liability Company Agreement, as it may be amended from time to time.

(h)       “Proceeding” means any threatened, pending or completed claim, demand, action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (including on appeal), whether or not by or in the right of the Company, except one initiated by an Indemnitee pursuant to Section 8.

(i)        “Shares” means “Shares” as used and defined in the Limited Liability Company Agreement.

Section 2.          Indemnification — General.  The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by Delaware law in effect on the Effective Date and as amended from time to time; provided, however, that no change in Delaware law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Delaware law as in effect on the Effective Date.  The rights of Indemnitee provided in this Section 2 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 18-108 of the Delaware Limited Liability Company Act (the “Act”), the Limited Liability Company Agreement or the Bylaws.

Section 3.          Rights of Indemnification.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of his Corporate Status, he is involved, or is threatened to be involved, as a party or otherwise, in connection with any Proceeding.  Pursuant to this Section 3, Indemnitee shall be indemnified and held harmless from and against any and all losses, claims, damages, liabilities, joint or several, judgments, fines, penalties, interest, settlements or other amounts and all Expenses incurred by him or on his behalf arising from any and all Proceedings in which Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, in connection with any act or omission performed, or omitted to be performed by such Indemnitee in good faith on behalf of or with respect to the Company or by reason of Indemnitee’s Corporate Status; provided, however, that Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 3, Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that Indemnitee’s conduct was unlawful.

Section 4.          Indemnification for Expenses of a Party Who is Partly Successful.  Without limitation on Section 3, if Indemnitee is not wholly successful in any Proceeding covered by this Agreement, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 4 for all Expenses incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 5.          Advance of Expenses.  The Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding in which Indemnitee may be involved, or is threatened to be involved, including as a witness, by reason of Indemnitee’s Corporate Status, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form (if any) as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met and which have not been successfully resolved as described in Section 4.  To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis.  The undertaking required by this Section 5 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 6.          Procedure for Determination of Entitlement to Indemnification.

(a)       To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b)       Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change of Control shall not have occurred or if after a Change of Control Indemnitee shall so request, (A) by the Board of Directors (or a duly authorized committee thereof) by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (C) if so directed by a majority of the members of the Board of Directors, by the shareholders of the Company; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination.  Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

(c)       The Company shall pay the fees and expenses of Independent Counsel, if one is appointed pursuant to this Section 6.

Section 7.          Presumptions and Effect of Certain Proceedings.

(a)       In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 6(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b)       The termination of any Proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

Section 8.          Remedies of Indemnitee.

(a)       If (i) a determination is made pursuant to Section 6 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 5, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) within 30 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4 within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall (A) unless the Company demands arbitration as provided by Section 15, be entitled to an adjudication in an appropriate court of the State of Delaware or in any other court of competent jurisdiction or (B) be entitled to seek an award in arbitration as provided by Section 15, in each case of his entitlement to such indemnification or advance of Expenses.

(b)       In any judicial proceeding or arbitration commenced pursuant to this Section 8, the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be.

(c)       If a determination shall have been made pursuant to Section 6(b) that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 8, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(d)       In the event that Indemnitee, pursuant to this Section 8, seeks a judicial adjudication of or an award in arbitration as provided by Section 15 to enforce his rights under, or to recover damages for breach of, this Agreement by the Company, Indemnitee shall be entitled to recover in full from the Company, and shall be indemnified in full by the Company for, any and all Expenses incurred by him in such judicial adjudication or arbitration if it is determined that the Indemnitee is entitled to enforce any of his rights under, or to recover any damages for breach of, this Agreement by the Company.

Section 9.          Defense of the Underlying Proceeding.

(a)       Indemnitee shall notify the Company promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice,

request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)       Subject to the provisions of the last sentence of this Section 9(b) and of Section 9(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 9(a) above, and the counsel selected by the Company shall be reasonably satisfactory to Indemnitee.  The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee.  This Section 9(b) shall not apply to a Proceeding brought by Indemnitee under Section 8 above or Section 15.

(c)       Notwithstanding the provisions of Section 9(b), if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that he may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company.  In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company (subject to Section 8(d)), to represent Indemnitee in connection with any such matter.

Section 10.        Liability Insurance.  To the extent the Company maintains an insurance policy or policies providing liability insurance for any of its directors, managers or officers, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director, manager or officer during the Indemnitee’s tenure as a director, manager or officer and, following a termination of Indemnitee’s service in connection with a Change in Control, for a period of six years thereafter.

Section 11.        Non-Exclusivity; Survival of Rights; Subrogation.  (a)  The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Limited Liability Company Agreement or the Bylaws, any agreement or a resolution of the shareholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

(b)       In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(c)       The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 12.        Binding Effect.

(a)       The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, trustee, manager, officer, partner or agent of the Company or of another foreign or domestic real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan which such person is or was serving at the written request of the Company, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(b)       Any successor of the Company (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company shall be automatically deemed to have assumed and agreed to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, provided that no such assumption shall relieve the Company of its obligations hereunder.  To the extent required by applicable law to give effect to the foregoing sentence and to the extent requested by Indemnitee, the Company shall require and cause any such successor to expressly assume and agree to perform this Agreement by written agreement in form and substance satisfactory to Indemnitee.

Section 13.        Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 14.        Limitation and Exception to Right of Indemnification or Advance of Expenses.  Notwithstanding any other provision of this Agreement, (a) any indemnification or advance of Expenses to which Indemnitee is otherwise entitled under the terms of this Agreement shall be made only to the extent such indemnification or advance of Expenses does not conflict with applicable Delaware law and (b) Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, unless (i) the Proceeding is brought to enforce rights under this Agreement, the Limited Liability Company Agreement, the Bylaws, liability insurance policy or policies, if any, or otherwise or (ii) the Limited Liability Company Agreement, the Bylaws, a resolution of the shareholders entitled to vote generally in the election of directors or of the Board of Directors or an agreement approved by the Board of Directors to which the Company is a party expressly provides otherwise.

Section 15.        Arbitration.

(a)       Any disputes, claims or controversies between the parties (i) regarding the Indemnitee’s entitlement to indemnification or advance of Expenses hereunder or otherwise arising out of or relating to this Agreement, or (ii) brought by or on behalf of any shareholder of the Company (which, for purposes of this Section 15, shall mean any shareholder of record or any beneficial owner of Shares, or any former shareholder of record or beneficial owner of Shares), either on his, her or its own behalf, on behalf of the Company or on behalf of any series or class of Shares or shareholders of the Company against the Company or any director, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of the Company, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement, the Limited Liability Company Agreement or the Bylaws (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes, shall on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 15.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against directors, officers or managers of the Company and class actions by a shareholder against those individuals or entities and the Company.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b)       There shall be three arbitrators.  If there are only two parties to the Dispute (with, for purposes of this Section 15, any and all entities comprising the Company involved in the Dispute treated as one party), each party shall select one arbitrator within 15 days after receipt of a demand for arbitration.  Each party shall be entitled to appoint as its party appointed arbitrator an affiliated or interested person of such party.  If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within 15 days after receipt of a demand for arbitration.  The respondents, on the one hand, and the claimants, on the other hand, shall each be entitled to appoint as its party appointed arbitrator an affiliated or interested person of such party.  If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten days from the date the AAA provides such list to select one of the three arbitrators proposed by AAA.  If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten days to select one of the three arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within 15 days thereafter, one of the three arbitrators it had proposed as the second arbitrator.  The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within 15 days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)       The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)       There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)       In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Delaware.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

(f)        Except to the extent expressly provided by this Agreement (including Section 4 and Section 8(d)) or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Company’s award to the claimant or the claimant’s attorneys.  Except to the extent expressly provided by this Agreement (including Section 4 and Section 8(d)) or as otherwise agreed by the parties, each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

(g)       An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)       Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(i)        This Section 15 is intended to benefit and be enforceable by the shareholders, directors, officers, managers (including Reit Management & Research LLC or its successor), agents or employees of any party and the parties and shall be binding on the shareholders of any party and the parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Section 16.        Period of Limitations.  To the fullest extent permitted by law, no legal action shall be brought, and no cause of action shall be asserted, by or on behalf of the Company or any controlled affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company or its controlled affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

Section 17.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 18.        Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 19.        Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 20.         Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses to the parties hereto:

(a)       If to Indemnitee, to:  The address set forth on the signature page hereto.

(b)       If to the Company to:

TravelCenters of America LLC
400 Centre Street
Newton, Massachusetts 02458
Attn:  Secretary

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 21.         Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws rules.

Section 22.         Miscellaneous.  Use of the masculine pronoun in this Agreement shall be deemed to include usage of the feminine pronoun where appropriate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRAVELCENTERS OF AMERICA LLC

By:
Name:
Title:

INDEMNITEE

Name:
Address:

EXHIBIT A

FORM OF UNDERTAKING TO REPAY EXPENSES ADVANCED

The Board of Directors of TravelCenters of America LLC

Re:  Undertaking to Repay Expenses Advanced

Ladies and Gentlemen:

This undertaking is being provided pursuant to that certain Indemnification Agreement dated                             , 20    , by and between TravelCenters of America LLC (the “Company”) and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity.  I hereby affirm my good faith belief that I am entitled to receive indemnification from the Company with respect to the Proceeding pursuant to the Limited Liability Company Agreement or the Indemnification Agreement.

In consideration of the advance of Expenses by the Company for attorneys’ fees and related expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that I am not entitled to indemnification under law, the Limited Liability Company and the Indemnification Agreement with respect to an act or omission by me, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established and which have not been successfully resolved as described in Section 4 of the Indemnification Agreement.  To the extent that Advanced Expenses do not relate to a specific claim, issue or matter in the Proceeding, I agree that such Expenses shall be allocated on a reasonable and proportionate basis.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this                day of                         , 20    .

WITNESS:
(SEAL)

Schedule to Exhibit 10.22

The following individuals are parties to Indemnification Agreements with the Company which are substantially identical in all material respects to the representative Indemnification Agreement filed herewith and are dated as of the respective dates listed below.  The other Indemnification Agreements are omitted pursuant to Instruction 2 to Item 601 of Regulation S-K.

Name of Signatory	Date
Ara A. Bagdasarian	August 16, 2011
Executive Vice President

Jennifer B. Clark	August 16, 2011
Secretary

Patrick F. Donelan	August 16, 2011
Independent Director

Barbara D. Gilmore	August 16, 2011
Independent Director

Arthur G. Koumantzelis	August 16, 2011
Independent Director

Vern D. Larkin	March 1, 2012
Director of Internal Audit

Michael J. Lombardi	August 16, 2011
Executive Vice President

Thomas M. O’Brien	August 16, 2011
Managing Director and President and Chief Executive Officer

Barry M. Portnoy	August 16, 2011
Managing Director

Andrew J. Rebholz	August 16, 2011
Executive Vice President, Chief Financial Officer and Treasurer

Barry A. Richards	August 16, 2011
Executive Vice President

William J. Sheehan	August 16, 2011
Former Director of Internal Audit

Mark R. Young	August 16, 2011
Executive Vice President and General Counsel